                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         PHARMCHEM LABORATORIES, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:........

     (2) Aggregate number of securities to which transaction applies:...........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):...........................................................

     (4) Proposed maximum aggregate value of transaction:.......................

     (5) Total fee paid:........................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:________________________________________________
     2)  Form, Schedule or Registration Statement No.:__________________________
     3)  Filing Party:__________________________________________________________
     4)  Date Filed:____________________________________________________________

                                 PHARMCHEM LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 18, 1999

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PharmChem Laboratories, Inc., a California corporation (the "Company"), will be held on May 18, 1999, at 10:00 a.m., local time, at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

          2. To ratify the appointment of KPMG LLP as independent public accountants for the Company for the 1999 fiscal year.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 1, 1999, are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

                                          David A. Lattanzio
                                          Secretary
Menlo Park, California

April 27, 1999


     IMPORTANT:Whether or not you plan to attend the Annual Meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                                 PHARMCHEM LOGO

                              1505-A O'BRIEN DRIVE
                          MENLO PARK, CALIFORNIA 94025
                            ------------------------

                            PROXY STATEMENT FOR 1999

                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of PharmChem Laboratories, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 18, 1999, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089. The Company's principal executive offices are located at 1505-A O'Brien Drive, Menlo Park, California 94025 and the Company's telephone number is (650) 328-6200.


     The proxy solicitation materials were mailed on or about April 27, 1999, to all shareholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION; QUORUM

     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder has that number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each shareholder may give all such votes to one candidate or distribute such shareholder's votes among the candidates as the shareholder chooses. However, the right to cumulate votes may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the shareholder's intention to vote cumulatively. If any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes. The candidates receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other legal effect upon the election of directors under California law. The Company seeks discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for the election of directors. In the event that cumulative voting is invoked, the proxy holders intend to cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of the Company's nominees as possible. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the election of directors or the proposal to ratify the appointment of the Company's independent public accountants.

     An automated system administered by the Company's transfer agent tabulates the proxies received prior to the date of the Annual Meeting. Proxies received on the date of the Annual Meeting at or prior to the time of voting are tabulated manually by a representative of the transfer agent.

     A majority of the shares outstanding on the record date constitutes the quorum required to transact business at the Annual Meeting.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile. The Company may also retain a professional solicitor to assist in the solicitation of proxies, at a cost estimated not to exceed $4,000 plus out-of-pocket expenses.

RECORD DATE

     Shareholders of record at the close of business on April 1, 1999, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the record date, 5,781,706 shares of the Company's Common Stock were issued and outstanding.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS


     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than December 29, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. On October 21, 1998, the Board of Directors approved an amendment to the Company's Bylaws establishing an advance notice provision. The Bylaws now provide that, to be timely, a shareholder's notice of a proposal (whether or not for inclusion in the proxy statement and form of proxy) or director nomination to be presented at an annual meeting must be delivered to and received by the Secretary of the Company at least ninety days in advance of the anniversary date of the preceding year's annual meeting. Such advance notice must be delivered to and received by the Secretary of the Company no later than February 18, 2000 in order to be timely for the 2000 Annual Meeting of Shareholders. The Bylaws of the Company further require that such a proposal, among other things, include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and the age, address and principal occupation or employment of a nominee for director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1999, by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, by each director, by the Chief Executive Officer, by each of the four most highly compensated executive officers other than the Chief Executive Officer, and by all directors and executive officers as a group. Such figures are based upon information furnished by the persons named.

                                                               NUMBER      PERCENT OF
                            NAME                              OF SHARES      TOTAL
                            ----                              ---------    ----------
Palo Alto Investors(1)......................................   946,400        16.4%
  470 University Avenue
  Palo Alto, CA 94301
Richard D. Irwin(2).........................................   657,877        11.4%
  c/o Grumman Hill Associates, Inc.
  191 Elm Street
  New Canaan, CT 06840
Grumman Hill Investments, L.P.(3)...........................   535,545         9.3%
  c/o Grumman Hill Associates, Inc.
  191 Elm Street
  New Canaan, CT 06840
Prism Partners I, L.P.(4)...................................   568,200         9.8%
  909 Montgomery Street, No. 400
  San Francisco, CA 94133
Banner Partners(5)..........................................   456,183         7.9%
  c/o Palo Alto Investors
  470 University Avenue
  Palo Alto, CA 94301
Botti Brown Asset Management, LLC(6)........................   377,050         6.5%
  655 Montgomery Street, Suite 600
  San Francisco, CA 94111
Dimensional Fund Advisors Inc.(7)...........................   333,300         5.8%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Willow Creek Capital Management(8)..........................   296,500         5.1%
  17 East Sir Francis Drake Boulevard, Suite 100
  Larkspur, CA 94939
Joseph W. Halligan(9).......................................    99,620         1.7%
Neil A. Fortner(10).........................................    54,583           *
David A. Lattanzio(11)......................................    40,500           *
Elizabeth M. Lison(12)......................................    10,500           *
Joseph L. Kurta (13)........................................     5,000           *
Donald R. Stroben(14).......................................     1,250           *
All executive officers and directors as a group (7
  persons)(15)..............................................   869,330        15.0%

---------------
  *  Less than 1.0%

 (1) William L. Edwards, the president and controlling shareholder of Palo Alto Investors, may be deemed to be a beneficial owner of the shares of which Palo Alto Investors is deemed to be a beneficial owner. Palo Alto Investors is deemed a beneficial owner by virtue of its voting and dispositive power with respect to such shares, as an investment adviser managing discretionary accounts for the benefit of third persons or as a general partner of partnerships holding such shares. Palo Alto Investors and Mr. Edwards have shared voting and dispositive power with respect to all of such shares. These shares include 13,000 shares held by Mr. Edwards individually. Of these shares, 319,100 shares are held and managed for the benefit of Banner Partners and have also been included in the number of shares beneficially owned by Banner Partners. See footnote 5 below.

 (2) The number of shares shown for Mr. Irwin is based in part on his beneficial ownership interest in the shares of the Company held by Grumman Hill Investments, L.P. (see footnote 4 below) and also includes 4,000 shares owned directly by Mr. Irwin, 30,000 shares held by a partnership of which Mr. Irwin is the general partner, 50,000 shares held in the Virginia Irwin Charitable Remainder Unitrust of which Mr. Irwin is the trustee, and 38,332 shares purchasable by Mr. Irwin within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Irwin is a director of the Company. Mr. Irwin has shared voting and dispositive power with respect to 565,545 of these shares (i.e., the shares held by Grumman Hill Investments, L.P. and such partnership) and sole voting and dispositive power with respect to the balance of such shares.

 (3) Weintraub Capital Management, an investment adviser to and general partner of Prism Partners I, and Jerald M. Weintraub, managing general partner of Weintraub Capital Management, may be deemed to be beneficial owners of the shares held by Prism Partners I, L.P. Prism Partners I, L.P., Jerald M. Weintraub and Weintraub Capital Management have shared voting and dispositive power with respect to all of such shares.

 (4) Mr. Irwin, as the manager of Grumman Hill Company, L.L.C., the general partner of Grumman Hill Investments, L.P., may be deemed to be a beneficial owner of the shares held by Grumman Hill Investments, L.P. Mr. Irwin is a director of the Company. See footnote 2 above. Grumman Hill Investments, L.P. has shared voting and dispositive power with respect to such shares.

 (5) Of these shares, 319,100 shares are held and managed for the benefit of Banner Partners by Palo Alto Investors. Banner Partners has shared voting and dispositive power with respect to such shares. Such shares have also been included in the number of shares beneficially owned by Palo Alto Investors. See footnote 1 above. Independently of Palo Alto Investors, Banner Partners owns an additional 137,083 shares of the Company. Banner Partners has sole voting and dispositive power with respect to such shares. As general partners of Banner Partners, William C. Edwards and Alan R. Brudos may be deemed to be beneficial owners of shares beneficially owned by Banner Partners.

 (6) John D. Botti and Donald S. Brown, the controlling members of Botti Brown Asset Management, LLC, may be deemed to be beneficial owners of the shares held by Botti Brown Asset Management, LLC, a registered investment advisor. John D. Botti, Donald S. Brown and Botti Brown Asset Management, LLC have shared voting and dispositive power with respect to all of such shares.

 (7) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional has sole voting and dispositive power with respect to all of such shares and is deemed to have beneficial ownership of all of such shares. Dimensional disclaims such beneficial ownership.

 (8) Aaron Hugh Braun, the sole shareholder of Willow Creek Capital Management, may be deemed to be a beneficial owner of the shares held by Willow Creek Capital Management, an investment advisor. Willow Creek Capital Management and Aaron Hugh Braun have shared voting and dispositive power with respect to all of such shares.

 (9) These shares include 5,000 owned directly by Mr. Halligan and 94,620 which are purchasable by Mr. Halligan within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Halligan is a director and chief executive officer of the Company.

(10) These shares are purchasable by Mr. Fortner within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Fortner is an executive officer of the Company.

(11) These shares include 3,000 owned directly by Mr. Lattanzio and 37,500 which are purchasable by Mr. Lattanzio within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Lattanzio is an executive officer of the Company.

(12) These shares are purchasable by Ms. Lison within 60 days of January 31, 1999, pursuant to outstanding options. Ms. Lison is an executive officer of the Company.

(13) These shares are purchasable by Mr. Kurta within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Kurta is an executive officer of the Company.

(14) These shares are purchasable by Mr. Stroben within 60 days of January 31, 1999, pursuant to outstanding options. Mr. Stroben is a director of the Company.

(15) Includes 241,785 shares purchasable within 60 days of January 31, 1999, pursuant to outstanding options. Also includes 535,545 shares held by Grumman Hill Investments, L.P. as noted in footnotes (2) and (4).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Based upon a review of Forms 3 and 4, and written representations of the Company's directors, executive officers and 10% shareholders that Forms 5 were not required to be filed by them, the Company believes that all reports required pursuant to Section 16(a) with respect to the 1998 fiscal year were timely filed.

                 REPORT OF THE OFFICERS COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Officers Compensation Committee of the Board of Directors reviews and approves salaries, bonuses and other benefits payable to the Company's executive officers and administers the Company's 1988 Incentive Stock Plan (which expired on November 18, 1998), the 1997 Equity Incentive Plan and the 1992 Director Option Plan with respect to officers and directors. The Officers Compensation Committee is composed of two non-employee directors.

     The philosophy used by the Officers Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract and retain key personnel through the payment of competitive base salaries, annual bonuses and housing allowances and the granting of stock options. Where appropriate, relocation benefits are paid to attract key individuals.

     Salaries of executive officers have been negotiated between the Company and each executive officer, and were influenced by such factors as salaries paid by similar companies for similar positions, the skills, training and experience of the individual executive officer, the availability of persons with similar abilities and the geographic location of the Company's offices. The companies that the Officers Compensation Committee considers to be similar to the Company for purposes of making such determination are principally those companies against which the Company competes for executive personnel, namely, other companies (two of which comprise the peer group index on page 12) in the business of providing drug testing, clinical testing and related services. The Officers Compensation Committee also reviews salaries of executive officers of companies outside the industry located in the Silicon Valley of Northern California and companies whose size approximates that of the Company. The Officers Compensation Committee believes that it has an adequate knowledge of the compensation levels of such other companies as a result of information gathered through information available to the public, recruitment efforts and compensation negotiations directed at candidates employed by such other companies, as well as data gathered from time to time by independent consultants (including a study by a national compensation group of compensation paid in 1998 in related industries) and as a result of interactions between the Company's personnel and the personnel of such other companies. Based on the information it has been able to gather with respect to companies in the business of providing drug testing, clinical testing and related services, the Officers Compensation Committee believes that the salaries of the Company's executive officers are slightly below the mean of the executive salary levels of such other companies. However, when bonuses are added to the Company's executive officers' salaries, such total compensation approximates the mean of salaries at companies with which the Company competes for executive personnel. The Company's headquarters and main laboratory are located in the Silicon Valley of Northern California. This area's unemployment rate ranks below that of the nation as well as that of the entire State of California. Furthermore, the cost of living is one of the highest in the United States. Accordingly, the recruitment and retention of key employees (including executive officers) is subject to intense competition which often makes it quite difficult to locate, hire and/or retain qualified personnel. The Officers Compensation Committee, therefore, also takes these factors into consideration when evaluating salary increases and bonus awards.

     In its annual review and adjustment of executive officers' salaries, the Officers Compensation Committee takes into account primarily the performance of the individual executive officer during the prior year, increases in the cost of living, and the executive officer's participation in strategic projects of long-term benefit to the Company such as improvement of laboratory process-flow programs, turn around time, results reporting, cost reduction programs, increases in average selling prices, product sales as a percentage of total sales and profitability. In determining the Company's ability to increase salaries paid to its executive officers, the Officers Compensation Committee also takes into account the operating results and overall operations of the Company as a whole. In determining the salary increase and bonus of any particular executive officer, the Officers Compensation Committee takes into account those elements of the Company's operations within the scope of authority of the particular executive. The emphasis placed on any particular element of the Company's operations depends on the nature of the executive officer's responsibilities. For example, revenues, product sales and average selling prices are scrutinized more closely in setting the compensation level of an officer in charge of sales or customer service functions than an officer in charge of laboratory operations or scientific matters. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Officers Compensation Committee.

     The Officers Compensation Committee believes that, because the Chief Executive Officer is responsible for the overall operations of the Company, his personal performance should be judged based on the performance of the Company as a whole, determined primarily by reference to the Company's operating results and net income, and his contributions to the long-term success of the Company. Adjustments to the Chief Executive Officer's salary are influenced accordingly.

     The Officers Compensation Committee has traditionally taken a conservative approach to salary increases, choosing to provide incentives to executive officers primarily through the Company's bonus plan, the 1988 Incentive Stock Plan and the 1997 Equity Incentive Plan. Total annualized compensation to executive officers in 1998, based on the "Salary," "Bonus," "Other Annual Compensation" and "All Other Compensation" captions in the Summary Compensation Table which follows, increased 11.3% from the prior year (which included total compensation to individuals who occupied similar positions with the Company in 1997 but who are no longer employed). The total compensation paid to Mr. Halligan in 1998 represented a 16.9% increase in 1998 with respect to the compensation paid to Mr. Halligan in 1997. When Mr. Halligan was hired in November 1995, his 1996 salary and a minimum bonus commitment for 1996 of $50,000 were negotiated with the Officers Compensation Committee. The salaries of Messrs. Halligan and Lattanzio were increased for the first time (due to competitive market conditions) in May 1998 since they were hired in November 1995 and April 1996, respectively.

     Under the Company's bonus plan, employees, including executive officers, are eligible to receive an annual bonus at the end of each year if financial targets relating to average selling prices, gross profit margin, operating income, cash flow and return on invested capital and other non-financial targets set annually by the Officers Compensation Committee are achieved. In the past, the Officers Compensation Committee has authorized the payment of bonuses even when these targets were not fully met and may decide to do so again in the future, particularly when such payments are deemed appropriate to retain key personnel as described above. Since these targets for 1998 were achieved, bonuses were paid at an increased level over 1996 and 1997 as determined by the Officers Compensation Committee. The portion of the bonus pool set aside for executive officers, and the allocation of that amount among the executive officers, is set by the Officers Compensation Committee after considering the report of the Chief Executive Officer regarding individual performance and contribution. In 1998, the aggregate amount paid under the bonus plan to executive officers was 25.7% of the aggregate base salaries paid to executive officers compared to 16.6% in 1997 and 21.0% in 1996. Bonus payments to executive officers for 1998 were based upon each individual's performance as well as the overall results of the Company. The overall results of the Company include the ongoing installation of a new infrastructure to position the Company to move forward and seize upon sales opportunities more quickly and efficiently, the introduction of laboratory improvement/process-flow programs, the automation of results reporting, and increases in average selling prices, gross profit margin, product sales and operating income. A 1997 bonus was not paid to Mr. Collom, the Company's former Vice President of Sales and Marketing, due to the termination of his employment from the Company prior to the payment of bonuses. Based upon the information available to the Company with respect to companies in the business of providing drug testing, clinical testing and related services, the Officers Compensation Committee believes that the total compensation (including salaries and bonuses) of the Company's executive officers is below the mean of total compensation levels of such other companies.

     Options were granted under the Company's 1988 Incentive Stock Plan (which expired in November 1998) and 1997 Equity Incentive Plan (the "Plans") in order to give employees a stake in the long term success of the Company. Awards to executive officers are generally made at the time of their employment with the Company, and from time to time thereafter within the discretion of the Officers Compensation Committee. The factors considered by the Officers Compensation Committee in determining the timing of grants under the Plans, and the number of shares subject thereto, are similar to the factors considered by the Officers Compensation Committee in adjusting base salary.

     Options granted in fiscal 1998 to purchase common shares of the Company (excluding repriced grants as described more fully later) were as follows:

       NAME                            POSITION                     NO. OF SHARES
       ----                            --------                     -------------
Joseph W. Halligan     President and Chief Executive Officer           100,000
Neil A. Fortner        Vice President, Laboratory Operations            30,000
Joseph L. Kurta        Vice President, Sales and Marketing              20,000
David A. Lattanzio     Vice President, Chief Financial Officer          50,000
                       and Secretary
Elizabeth M. Lison     Vice President, Customer Service                 20,000

     Option grants under the Company's 1992 Director Option Plan are automatic and nondiscretionary.

     The Company has in the past provided relocation assistance to certain executive officers upon their employment with the Company, when necessary to attract those personnel. In addition, monthly housing allowances have been approved for certain executive officers, including the Company's Chief Executive Officer, in recognition of the high cost of living in the area in which the Company is located.

     The Officers Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility by corporations of executive compensation in excess of $1 million per executive per year. The Officers Compensation Committee currently does not intend to adopt a policy attempting to qualify any portion of the compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). The non-equity based compensation paid to the Chief Executive Officer and the four highest paid other executive officers in fiscal year 1998, and expected to be paid in fiscal year 1999, does not exceed $1 million for any individual.

                                          Richard D. Irwin
                                          Donald R. Stroben

                      EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS OF PHARMCHEM

     Information listed under the caption "Executive Officers of PharmChem" at the end of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, is incorporated in this Proxy Statement by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Officers Compensation Committee of the Company's Board of Directors is composed of two non-employee directors, Richard D. Irwin and Donald R. Stroben. No interlocking relationship exists between the Company's Board of Directors or Officers Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CERTAIN TRANSACTIONS

     In connection with his relocation at the time of accepting employment with the Company in July 1991, the Board approved a loan from the Company to Neil A. Fortner, Vice President, Laboratory Operations, in the amount of $109,000 (the "Fortner Loan") for the purpose of purchasing a primary residence. In lieu of interest payments on the Fortner Loan, the Company is entitled to 25% of the net proceeds upon the sale of such residence. The Fortner Loan is evidenced by a loan agreement and promissory note, and is secured by a Deed of Trust on the primary residence. During 1998, the maximum principal amount outstanding under the Fortner Loan was $109,000, and the amount outstanding as of December 31, 1998, was $109,000. The Board also approved payment of monthly housing allowances to Mr. Halligan, Mr. Fortner, Mr. Lattanzio and Ms. Lison in recognition of the high cost of living in the area in which the Company is located. Such allowances during 1998 totaled $15,708 for Mr. Halligan, $35,237 for Mr. Fortner, $27,600 for Mr. Lattanzio and $7,500 for Ms. Lison.

CASH COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash compensation paid, with respect to the three most recent fiscal years, to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1998.

                                                                              LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                              NUMBER OF
                                           ANNUAL COMPENSATION                SHARES OF
                                  --------------------------------------    COMMON STOCK
                                                            OTHER ANNUAL     UNDERLYING       ALL OTHER
                                         SALARY    BONUS    COMPENSATION   OPTIONS GRANTED   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     ($)      ($)         ($)            (14)(#)           ($)
  ---------------------------     ----   -------   ------   ------------   ---------------   ------------
Joseph W. Halligan                1998   260,961   80,000       15,708(4)      378,480             2,558(1)
  President and Chief             1997   250,000   55,000            0               0             2,386(2)
  Executive Officer               1996   250,000   60,000            0               0               492(3)
Neil A. Fortner                   1998   107,538   25,000       35,237(4)       30,000             4,345(5)
  Vice President, Laboratory      1997   104,845   15,000       35,237(4)            0             4,145(6)
  Operations                      1996   100,000   14,000       35,237(4)            0             3,920(7)
Joseph L. Kurta                   1998    93,289   15,000        4,361(4)       20,000             2,320(8)
  Vice President,
  Sales and Marketing
David A. Lattanzio                1998   140,114   40,000       27,600(4)      150,000             4,001(9)
  Vice President,                 1997   135,000   35,000            0               0             3,306(10)
  Chief Financial Officer and     1996   107,548   40,000            0         100,000            25,839(11)
  Secretary
Elizabeth M. Lison                1998   118,654   25,000        7,500(4)       26,000             3,372(12)
  Vice President, Customer        1997   118,654   15,000       15,000(4)            0             2,375(13)
  Service

---------------
 (1) Includes $1,972, $504, and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (2) Includes $1,800, $504 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (3) Includes $302, $122 and $68 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (4) Housing allowances in the case of Messrs. Halligan, Fortner and Lattanzio and Ms. Lison and an auto allowance in the case of Mr. Kurta.

 (5) Includes $3,446, $366, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $442 for the Company matching contribution to the 401(k) plan.

 (6) Includes $3,132, $356 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $575 for the Company matching contribution to the 401(k) plan.

 (7) Includes $3,171, $104 and $81 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $564 for the Company matching contribution to the 401(k) plan.

 (8) Includes $2,080, $194, and $46 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (9) Includes $2,891, $479, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $540 for the Company matching contribution to the 401(k) plan.

(10) Includes $2,645, $454 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $125 for the Company matching contribution to the 401(k) plan.

(11) Includes $1,351, $95 and $41 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $24,352 in consulting fees paid to Mr. Lattanzio for services from January 31, 1996 through March 31, 1996.

(12) Includes $2,404, $403, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $474 for the Company matching contribution to the 401(k) plan.

(13) Includes $1,805, $386 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $102 for the Company matching contribution to the 401(k) plan.

(14) Includes shares granted in connection with "repriced" options as more fully described below.

OPTIONS

     The following sets forth, as to the executive officers named in the Summary Compensation Table, certain information relating to options for the purchase of Common Stock granted and exercised during fiscal 1998, and held at the end of fiscal 1998, as well as certain information relating to repriced options.

REPORT OF THE OFFICERS COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON STOCK OPTION REPRICING

     In order to provide incentives to key employees, including executive officers, to remain in the employ of the Company and to stimulate their efforts on behalf of the Company, on March 24, 1998, the Officers Compensation Committee of the Board of Directors recommended to the Board of Directors that the holders of certain incentive stock options issued under the 1988 Incentive Stock Option Plan (the "Plan") be provided the opportunity to have such options "repriced." Such holders were given the right to have options held as of March 24, 1998 with exercise prices below the closing price of the Company's common stock on March 24, 1998 ($2.375) canceled and new options granted for the same number canceled at the closing market price on March 24, 1998. The Board approved the recommendation of the Officers Compensation Committee, the terms of which included the commencement of a new four-year vesting period beginning March 24, 1998.

                                          Richard D. Irwin
                                          Donald R. Stroben

TEN YEAR OPTION REPRICINGS

                                                                                                                  LENGTH OF
                                                            NUMBER OF      MARKET                                  ORIGINAL
                                                            SECURITIES    PRICE OF      EXERCISE                     TERM
                                   DATE OF                  UNDERLYING    STOCK AT       PRICE         NEW       REMAINING AT
                                   ORIGINAL     DATE OF      OPTIONS       TIME OF     AT TIME OF    EXERCISE      DATE OF
        NAME AND POSITION           GRANT      REPRICING     REPRICED     REPRICING    REPRICING      PRICE       REPRICING
        -----------------          --------    ---------    ----------    ---------    ----------    --------    ------------
Joseph W. Halligan                 11/7/95      3/24/98      278,480       $2.375        $4.125       $2.375      7 Yrs 7 Mos
  President and Chief
  Executive Officer
David A. Lattanzio                  4/5/96      3/24/98      100,000       $2.375        $3.625       $2.375      8 Yrs 0 Mos
  Vice President,
  Chief Financial Officer
  and Secretary
Elizabeth M. Lison                  3/1/96      3/24/98        6,000       $2.375        $4.625       $2.375     7 Yrs 11 Mos
  Vice President,
  Customer Service
Neil A. Fortner                    4/28/92      1/01/95       15,000       $2.000        $7.250       $2.000      7 Yrs 4 Mos
  Vice President,
  Laboratory Operations
Neil A. Fortner                    6/20/91      1/01/95       10,000       $2.000        $4.500       $2.000      6 Yrs 6 Mos
  Vice President,
  Laboratory Operations
Robert Fogerson                    4/28/92      1/01/95       15,000       $2.000        $7.250       $2.000      7 Yrs 4 Mos
  Former Vice President,
  Laboratory Technical Director
Keith Patten                       4/28/92      1/01/95       15,000       $2.000        $7.250       $2.000      7 Yrs 4 Mos
  Former Vice President,
  Managing Director -- Medscreen
Julie Whitney, Ph.D.               4/28/92      1/01/95       30,000       $2.000        $7.250       $2.000      7 Yrs 4 Mos
  Former Vice President,
  Client Services and Sales

OPTION GRANTS IN FISCAL 1998

     Options for the purchase of Common Stock granted to the executive officers during fiscal 1998 named in the Summary Compensation Table are presented below.

                                                                                             POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                           --------------------------------------------------------------    ANNUAL RATES OF STOCK
                            NUMBER OF SHARES      % OF TOTAL                                PRICE APPRECIATION FOR
                            OF COMMON STOCK        OPTIONS                                   OPTION TERM INCLUDING
                           UNDERLYING OPTIONS     GRANTED TO     EXERCISE OR                  REPRICED OPTIONS(3)
                               GRANTED(1)        EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
                                  (#)           FISCAL YEAR(2)     ($/SH)         DATE       5% ($)       10% ($)
                           ------------------   --------------   -----------   ----------   ---------   -----------
Joseph W. Halligan.......       378,480             45.4%          $2.375        3/23/08    $565,310    $1,432,600
Neil A. Fortner..........        10,000              1.2%          $2.375        3/23/08    $ 18,480    $   46,824
Neil A. Fortner..........        20,000              2.4%          $2.975       10/20/08    $ 36,950    $  104,910
Joseph L. Kurta..........        20,000              2.4%          $2.375        3/23/08    $ 29,870    $   75,700
David A. Lattanzio.......       150,000             18.0%          $2.375        3/23/08    $224,040    $  567,770
Elizabeth M. Lison.......        26,000              3.1%          $2.375        3/23/08    $ 38,830    $   98,410

                           POTENTIAL REALIZABLE
                             VALUE AT ASSUMED
                              ANNUAL RATES OF
                                STOCK PRICE
                             APPRECIATION FOR
                                OPTION TERM
                            EXCLUDING REPRICED
                                OPTIONS(4)
                           ---------------------
                            5% ($)      10% ($)
                           ---------   ---------
Joseph W. Halligan.......  $149,360    $378,510
Neil A. Fortner..........  $ 14,940    $ 37,850
Neil A. Fortner..........  $ 36,950    $104,910
Joseph L. Kurta..........  $ 29,870    $ 75,700
David A. Lattanzio.......  $ 74,680    $189,260
Elizabeth M. Lison.......  $ 29,870    $ 75,700

---------------
(1) Includes option granted in exchange for options repriced and cancelled in 1998 as follows: 278,480 for Mr. Halligan, 100,000 for Mr. Lattanzio and 6,000 for Ms. Lison. All options vest in 48 equal monthly installments commencing one month following the date of grant.

(2) Total number of shares subject to options granted to employees in fiscal 1998, including options granted in exchange for repriced and cancelled options as described above, was 833,730, which excludes options granted to non-employee directors.

(3) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of fiscal 1998 granted options, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Excludes the effect of options granted in exchange for options repriced and cancelled in 1998.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES OF
                                                                       COMMON STOCK        VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                               SHARES ACQUIRED                    OPTIONS AT FY-END (#)       AT FY-END ($)
                                 ON EXERCISE     VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
            NAME                     (#)              ($)             UNEXERCISABLE           UNEXERCISABLE
            ----               ---------------   --------------   ----------------------   --------------------
Joseph W. Halligan...........         0                0              70,965/307,515        $159,680/$691,945
Neil A. Fortner..............         0                0              51,666/ 28,334        $134,609/$ 64,141
Joseph L. Kurta..............         0                0               3,750/ 16,250        $  8,438/$ 36,563
David A. Lattanzio...........         0                0              28,125/121,875        $ 63,281/$274,219
Elizabeth M. Lison...........         0                0               8,792/ 21,208        $ 21,250/$ 47,750

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total returns for the five years ended December 31, 1998 of a $100 investment on December 31, 1993 in the Company's Common Stock, the Standard & Poors Small Cap 600 Composite Index and a peer group of companies selected by the Company. The graph assumes that all dividends, if any, were reinvested. The companies comprising the peer group are Psychemedics Corporation and Medtox Scientific, Inc., which the Company believes are the only companies providing substantially comparable services to those of the Company. The peer group in the Company's Proxy Statement for the May 19, 1998 annual meeting of shareholders also included Laboratory Specialists of America, Inc., which has since been acquired by a company specializing in the manufacturing of armored vehicles and other intelligence services.

                                                 PHARMCHEM LABORATORIES,                                    S&P SMALL CAP 600
                                                          INC.                  PEER GROUP INDEX             COMPOSITE INDEX
                                                 -----------------------        ----------------            -----------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    69.57                      140.72                       95.23
'1995'                                                   156.52                      198.22                      123.76
'1996'                                                   186.96                      177.34                      150.14
'1997'                                                    91.30                      169.98                      188.56
'1998'                                                   160.87                      146.90                      186.10

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of three (3) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three (3) nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

                               DIRECTOR
         NAME            AGE    SINCE                     PRINCIPAL OCCUPATION
         ----            ---   --------                   --------------------
Joseph W. Halligan.....  54      1995     President and Chief Executive Officer of the Company
Richard D. Irwin.......  63      1987     President of Grumman Hill Associates, Inc.
Donald R. Stroben......  68      1998     Managing General Partner of Princeton/Montrose
                                          Partners and Chairman of Stroben & Hahn Inc.

     Mr. Halligan has been President and Chief Executive Officer of the Company since November 1995. From 1988 to 1995, Mr. Halligan was President and CEO of E.S.I. Consulting Group, a private consulting practice, specializing in advising and operating high growth, consumer and service oriented companies. Before forming his consulting practice, Mr. Halligan served from 1983 to 1987 as President and CEO of a privately-held company, Laura Scudder's, Inc. From 1969 to 1983, Mr. Halligan served as Senior Vice President of Fotomat Corporation and President of its subsidiary, Video Services of America.

     Mr. Irwin has been Chairman of the Board of Directors of the Company since November 1995. Mr. Irwin is a co-founder and President of Grumman Hill Associates, Inc. ("Grumman Hill"), a venture capital firm headquartered in New Canaan, Connecticut. Prior to founding Grumman Hill in 1985, he served as a Managing Director of Dillon, Read & Co., Inc. from 1983 to 1985. Mr. Irwin is also a member of the board of directors of IXC Communications, Inc.

     Mr. Stroben has been a Director since May 1998. Mr. Stroben, since 1981, has been Managing General Partner of Princeton/Montrose Partners, a venture capital partnership headquartered in Solana Beach, California, and Chairman of Stroben & Hahn Inc., the management company of Princeton/Montrose Partners. Mr. Stroben is also a member of the Board of Directors of Etz Lavud Ltd.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five meetings during the fiscal year ended December 31, 1998. Each director attended all of the meetings of the Board of Directors held during fiscal year 1998 (or, in the case of Mr. Stroben, held during the portion of fiscal year 1998 in which he served as a director of the Company) and all of the meetings held by all committees of the Board of Directors on which he served during the portion of fiscal year 1998 in which he served as a director of the Company.

     The Audit Committee, which consists of Messrs. Stroben and Irwin, met once during fiscal year 1998. The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent public accountants and to review the Company's accounting principles and its system of internal accounting controls.

     The Officers Compensation Committee, which consists of Messrs. Stroben and Irwin, met once during fiscal year 1998. The function of the Officers Compensation Committee is to review and approve salaries, bonuses and other benefits payable to the Company's executive officers and to administer the Company's 1988

Incentive Stock Plan (under which no further options may be granted), 1997 Equity Incentive Plan and 1992 Director Option Plan. See "Report of the Officers Compensation Committee of the Board of Directors."

     The Company does not have a nominating committee.

COMPENSATION

     Each Board member who is not also an employee of the Company has the right to a fee of $1,000 per meeting attended in consideration of services as a director. Board members are also reimbursed for their expenses for each meeting attended. Under the Company's 1992 Director Option Plan each non-employee director annually receives an option to purchase 5,000 shares of Common Stock. The exercise price of options granted under the 1992 Director Option Plan is the fair market value at the date of grant. Except as described above, directors do not receive additional compensation for their services as directors of the Company or as members of committees of the Board of Directors.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder has that number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each shareholder may give all such votes to one candidate or distribute such shareholder's votes among the candidates as the shareholder chooses. However, the right to cumulate votes may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the shareholder's intention to vote cumulatively. If any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes. The candidates receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other legal effect upon the election of directors under California law.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH
HEREIN.

                                 PROPOSAL TWO:

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     On April 7, 1997, pursuant to approval by the Board of Directors upon recommendation by the Audit Committee, the Company selected KPMG LLP, independent public accountants, to replace Arthur Andersen LLP to audit the consolidated financial statements of the Company for 1997. The former principal accountant's report on the Company's financial statements for the two fiscal years preceding such replacement did not contain an adverse opinion or a disclaimer of opinion, nor was its opinion qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years and the subsequent interim period preceding the Company's replacement of its principal accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

     Upon recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP to audit the consolidated financial statements of the Company for 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG LLP.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with the best judgment of such persons.

                                          THE BOARD OF DIRECTORS

Menlo Park, California

April 27, 1999


     INFORMATION LISTED UNDER THE CAPTION "EXECUTIVE OFFICERS OF PHARMCHEM" AT THE END OF PART I OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE.

PROXY


                          PHARMCHEM LABORATORIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF SHAREHOLDERS MAY 18, 1999


     The undersigned shareholder of PharmChem Laboratories, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 27, 1999, and hereby appoints Joseph W. Halligan and David A. Lattanzio, and each of them individually, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of PHARMCHEM LABORATORIES, INC., to be held on May 18, 1999, at 10:00 a.m., local time, at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.


     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

       (Continued, and to be marked, dated and signed, on the other side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

1. ELECTION OF DIRECTORS.                                              WITHHELD
   Nominees: Joseph W. Halligan, Richard D. Irwin,            FOR      FOR ALL
             Donald R. Stroben                                [ ]        [ ]

WITHHELD FOR: (Write that nominee's name in the space provided below.)

-----------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF                FOR   AGAINST   ABSTAIN
   KPMG LLP as independent public accountants           [ ]     [ ]       [ ]
   for the company for the 1999 fiscal year.

3. Upon such other matters as may properly come         FOR   AGAINST   ABSTAIN
   before the meeting or any adjournments or            [ ]     [ ]       [ ]
   postponements thereof.

Check here if you plan to attend the Annual Meeting.    [ ]

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.


Signature(s)                                                Date
             --------------------------------------------       -------------

NOTE: Please sign exactly as your name appears on this proxy. If signing for an estate, trust or corporation, your title and capacity should be stated. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE